Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the
Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees:

We consent to incorporation by reference in the Registration Statement No. 333-213508 on Form S-8 of Johnson Controls International plc of our report dated June 28, 2017, relating to the Statements of Net Assets Available for Benefits of the Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees Plan as of December 31, 2016 and 2015, the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2016, and the related supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 11-K of Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees Plan.

/s/ Coleman & Williams, Ltd.

Milwaukee, Wisconsin
June 28, 2017